Exhibit 10.1

STRATEGIC ADVISORY AGREEMENT

This Strategic Advisory Agreement (the “Agreement”) is made and entered into as of the 2nd day of December, 2024 (the “Effective Date”), by and between Turbo Energy, S.A., a company incorporated in the Kingdom of Spain with offices located at Street Isabel la Catolica, 8, Door 51, Valencia, Spain 46004 (the “Company” or “Turbo”); and Julian Groves, of legal age, married in matrimonial property regime of separation of property, and domiciled at 10 Whittlebury Drive, Derby, UK, with passport/identity card number 128356345 (the “Advisor”). Turbo and the Advisor are each referred to as a party, and collectively parties, to this Agreement.

RECITALS

WHEREAS, Turbo is a globally recognized pioneer of proprietary solar energy storage technologies and solutions managed through Artificial Intelligence (“AI”), which have been developed by the Company for the benefit of residential, commercial and industrial users by enabling them to materially reduce dependence on traditional energy sources, helping to lower electricity costs, provide peak shaving and uninterruptible power supply and realize more sustainable energy efficiencies;

WHEREAS, since its founding in 2013, Turbo’s business has been primarily focused on delivering its solar energy storage technologies and solutions to customers throughout Europe, with strong concentration in Spain;

WHEREAS, on September 22, 2023, the Company completed an Initial Public Offering through the listing of ADRs on the Nasdaq Capital Market (“Nasdaq”) on which Turbo's shares are currently traded under the symbol TURB. Each ADR represents five ordinary shares of Turbo;

WHEREAS, Turbo is now actively seeking to expand its solar energy storage business into the United States through implementation of a phased commercialization strategy involving the introduction of the Company’s flagship SUNBOX Split Phase Series 10.0, Split Phase Hybrid Series 48V 10.0 Inverter with Back-Up Mode, Lithium Series Pro 5.1 kWh Battery and related cloud-based, software-as-a-solution (“SaaS) technology powered by AI, (“Turbo Products”); and

WHEREAS, the Advisor is in a position to contribute his knowledge and leverage his personal and professional contacts to generate and accelerate such expansion in the U.S. solar energy storage market.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the parties hereto agree as follows:

0.5) Incorporate of Recitals. The recitals set forth above are incorporated by reference and made a part of the agreed terms of this Agreement.

1)	Services.

The Advisor hereby agrees to provide to Turbo the following services and advice (collectively, the “Services”):

1.1.	The Advisor shall work in collaboration with Turbo’s executive management team to establish the Company’s U.S. sales, logistical and technical infrastructure, allowing for the initiation and ongoing ramp-up of sales and support of Turbo Products installed in the U.S. In addition, the Advisor shall assist in the identification of qualified strategic business partners, clients and suppliers operating in the United States, which are capable of supporting U.S. sales of Turbo Products and providing best logistical and technical support practices and processes for Turbo’s U.S. operations, as more fully defined below:

a)	Sales Operations: the Advisor shall identify and introduce to Turbo qualified prospects that shall include potential clients interested in purchasing Turbo Products, and service providers that are capable of generating sales of Turbo Products to their respective customers (collectively, the “Prospects”). Prospects shall include, but not be limited to, companies that generate commercial leads or operate call centers, major retailers that market photovoltaic self-consumption installations and real estate developers, among others.

b)	Logistics and Technical Support Operations: The Advisor shall lead the initiative to identify qualified sources and solution providers capable of helping to ensure that Turbo establishes trusted and reliable services and processes in the United States that support the needs stemming from sales of Turbo Products. These services and processes will include:

o	Reception, storage and delivery of Turbo Products in the United States;

o	Installation, assembly and commissioning of Turbo Products at the user’s/customer's facility(ies);

o	Commercial and technical post-sale services providing for Management of commercial and technical post-sale services, including, but not limited to, final customer calls, coordinating visits and repairs in the event of potential product failures, and providing training to technicians who install or repair Turbo Products; and

o	Establishment of an American subsidiary to manage the daily business activities associated with Turbo’s U.S. operations, including conventional banking, billing, staffing/human resources, customer service and monthly financial and operational reporting to Turbo.

1.2.	Notwithstanding anything contained herein to the contrary, in connection with the performance of the Services, the Advisor shall not have the right to i) legally bind the Company and, without limitation of the foregoing, any determination by the Advisor to pursue, enter into or consummate any sales transactions shall be made solely by Turbo in accordance with the governance procedures and protocols developed thereby; (ii) the Advisor will not have custody, control or possession of or otherwise handle funds issued or exchanged in connection with any sales transactions; and (iii) Turbo shall not rely upon or consider any advice or recommendation provided by Advisor in conjunction with the Services as legal or tax advice for Turbo.

1.3.	In connection with the Services, Turbo agrees to make its executives and key personnel reasonably available to the Advisor (including for telephonic, electronic or in person meetings, as reasonably requested by the Advisor) at mutually convenient times. The Advisor’s primary point of contact at Turbo will be the Company’s Chief Executive Officer, currently Mariano Soria.

1.4.	Nothing in this Agreement shall be construed to limit the ability of the Advisor to pursue, investigate, analyze or engage in any other business relationships with entities other than Turbo, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of Turbo, and notwithstanding that such entities may have actual or potential operations, products, plans, ideas, customers or supplies similar or identical to Turbo, or may have been identified by Turbo as potential sales transactions. Notwithstanding the foregoing, the Advisor may not use any information or documentation obtained under this Agreement for the same or similar companies to Turbo.

1.5.	For its Services, the Advisor will be compensated with the fees set forth in Exhibit A.

2)	Term.

a)	The term of this Agreement commenced on November 26, 2024 and will terminate on December 31, 2025. However, the term may be renewed every six months thereafter at the sole discretion of Turbo.

b)	Early Termination for Cause. In the event that the Advisor fails to achieve the stated KPIs as defined in Exhibit A, Turbo will have the right to exercise early termination of this Agreement for cause by providing written notice to the Advisor within 30 days, with said termination taking effect as of the date of the written notice. Turbo’s right to terminate this Agreement early due to the Advisor’ failure to meet the KPIs as stated on Exhibit A, as the case may be, is not to the exclusion of any other grounds in law or equity or as provided in this Agreement for Turbo to terminate this Agreement early for cause.

c)	Effective of Termination. In the event of termination of this Agreement by Turbo, all Commissions and Additional Equity Considerations (both as described in Exhibit A) earned prior to such termination shall be remitted to the Advisor within thirty (30) days of the termination date. Upon the end of this Agreement, whether by Early Termination or expiration of the Agreement’s Term, and payment of all the Commissions and Additional Equity Considerations earned by the Advisor through such date have been satisfied, the Advisor shall have no further rights against Turbo in connection with the terms of this Agreement.

3)	Representations and Warranties of Turbo. As of the date of this Agreement, and with respect to clauses (a)-(d) immediately below, continuing throughout the term of this Agreement, Turbo hereby represents and warrants to the Advisor that:

a)	Turbo is duly informed, validly existing and in good standing under the laws of its jurisdiction of organization.

b)	This Agreement constitutes a legal, valid and binding obligation of Turbo, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

c)	Turbo has full power and authority to do and perform all acts contemplated by this Agreement.

d)	Neither the execution and delivery of this Agreement, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of Turbo’s obligations hereunder will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any federal, state or local law, regulation, order, regulatory guidance or agreement, or rule applicable to Turbo or any of its affiliates, (ii) organizational documents of Turbo or any of its affiliates or (iii) any agreement to which Turbo or its affiliates is a party or by which it or its affiliates may be bound.

e)	There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of Turbo, threatened against or contemplated by any governmental agency which could reasonably be expected to materially impair the ability of Turbo or its affiliates to perform under this Agreement.

4)	Representations and Warranties of the Advisor. As of the date of this Agreement and, with respect to clauses (a)-(d) immediately below, continuing throughout the term of this Agreement, the Advisor hereby represents and warrants to Turbo that:

a)	This Agreement constitutes a legal, valid and binding obligation of the Advisor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

b)	The Advisor has full power and authority to do and perform all acts contemplated by this Agreement.

c)	Neither the execution and delivery of this Agreement, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of the Advisor’ obligations hereunder will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any federal, state or local law, regulation, order, regulatory guidance or agreement, or rule applicable to the Advisor or any of its affiliates, (ii) organizational documents of the Advisor or any of its affiliates or (iii) any agreement to which the Advisor or its affiliates is a party or by which it or its affiliates may be bound.

d)	There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of the Advisor, threatened against or contemplated by any governmental agency which could reasonably be expected to materially impair the ability of the Advisor or its affiliates to perform under this Agreement.

5)	Obligations of the Advisor

The Advisor shall provide the Services in compliance with the following obligations:

a)	shall perform its obligations with a level of diligence and professionalism at least equal to the industry standard;

b)	shall devote the time, attention and resources necessary to provide the Services in a satisfactory and timely manner;

c)	shall keep Turbo informed of the progress of the Services and, in particular, shall provide Turbo with such information promptly when requested to do so; and

d)	shall comply with all reasonable requests and instructions made by Turbo relating to the Services, in particular, requests for clarifications or corrections.

6)	Ownership of Work Product; Information and Confidentiality.

a)	Advisor hereby assigns to Turbo all of the Advisor’s right, title and interest in and to any and all materials that the Advisor prepares, alone or in connection with others, for Turbo in connection with the performance of the Services (collectively, “Deliverables”) as well as all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country applicable to any of the foregoing Deliverables that are made, conceived, reduced to practice, or learned by the Advisor, either alone or with others, in connection with its performance of the Services. The Advisor may use the Deliverables during the term of the Agreement only for his own internal business operations and analysis and to provide the Services, and the Advisor agrees not to disclose the Deliverables, at any time, to any third party (other than its attorneys, auditors and financial advisers) except as required by applicable law or otherwise expressly permitted under this Agreement; provided that to the extent legally permissible, the Advisor will give Turbo notice of such requirement and use its reasonable best efforts to resist such disclosure or if such disclosure is so required, use reasonable best efforts to obtain confidential treatment for any information so disclosed and only disclose information to the extent so required. Notwithstanding anything contained herein to the contrary, the Advisor does not convey any ownership in any intellectual property or related rights owned by Turbo and used in the performance of the Services, or the frameworks, methodologies, analytical tools and industry data and insights that may be used or developed by Turbo in the performance of the Services (the “Turbo IP”). Subject to the terms and conditions of this Agreement, for the term of this Agreement Turbo grants to the Advisor a non-exclusive, fully-paid, royalty-free license to use the Turbo IP embedded in the Deliverables for the Advisor’s own internal business operations and analysis and to provide the Services only. Upon the termination or expiration of this Agreement, whichever is earlier, the Advisor shall not use any of the Deliverables or any Turbo IP for any purpose without the express written consent of Turbo. Turbo acknowledges that all advice (written, such as Turbo IP and Deliverables, or oral) given by Turbo to the Advisor in connection with the Services is intended solely for the benefit and use of the Advisor in connection with its assessment of potential sales transactions. Other than to the extent required by applicable law, no advice (written or oral) of Turbo hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose not specified in this Agreement, nor shall any public references to Turbo be made without its consent.

b)	Notwithstanding anything to the contrary in the Agreement, the Advisor and his employees, contractors, and consultants (“Permitted Representatives”),

i)	will not: (a) make any representations or warranties on behalf of Turbo or with respect to the Turbo Products, except such as are expressly authorized by Turbo or (b) engage in any unfair, anti-competitive, misleading, or deceptive practices with respect to the Turbo Products, Turbo, or any third party, including product disparagement and any trade libel of Turbo or any third party; and,

ii)	will abide by all applicable laws, including without limitation those pertaining to deceptive or false advertising and data privacy, in providing the services; and,

iii)	will obtain Turbo’s advance approval for: (a) any marketing or advertising collateral regarding Turbo or Turbo Products before disseminating such collateral, (b) any presentations and pitches regarding Turbo or Turbo Products before presenting them, (c) any telemarketing or social media campaigns before commencing those or (d) making of offers for sale or, in general, delivery of terms and conditions of sales.

c)	The Advisor shall keep confidential any and all material, non-public information obtained from Turbo or its affiliates in connection with the Services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to third parties except (i) with the prior written consent of Turbo, (ii) to legal counsel, accountants and other professional advisors of Turbo or of the Advisor (subject to the “Permitted Representatives”); or (iii) as required by law or legal process to which the Advisor or any person to whom disclosure is permitted hereunder is a party; provided that to the extent legally permissible, the Advisor will give Turbo notice of such requirement and use its reasonable best efforts to resist such disclosure or if such disclosure is so required, use reasonable best efforts (at Turbo’s expense) to obtain confidential treatment for any information so disclosed and only disclose information to the extent so required. The foregoing shall not apply to information that is publicly available through the actions of a person other than the Advisor and his Permitted Representatives not in breach of this Agreement. The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of two years.

7)	Indemnification. Each party hereto (each, an “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other party, its shareholders, officers, directors, agents and employees (collectively, the “Indemnified Parties”) from and against all third party claims, actions, demands, suits and causes of action (“Claims”) involving (A) reasonable, actual, and out-of-pocket direct damages to real or physical personal property, (B) personal injury, including death, along with reasonable, actual, out-of-pocket cost and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and disbursements (collectively, “Damages”), or (C) fines or penalties for violation of a law, rule or regulation, to the extent (but only to the extent) such Claims are for equitable relief (including but not limited to an injunction), statutory or regulation fines or penalties or Damages, resulting from or based on any alleged or actual (1) negligent act, negligent omission or willful misconduct on the part of the Indemnifying Party, its employees, independent contractor’s or agents, in connection with performance under this Agreement, (2) breach by the Indemnifying Party, its employees, independent contractors and agents of any covenant, warranty, representation or any other obligation set forth in this Agreement, or (3) breach or violation of law, governmental rules or regulations by the Indemnifying Party, its employees, independent contractors and agents.

8)	LIMITATION OF LIABILITY. OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY (1) BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTIAL, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES WHATSOEVER WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCURRED BY THE OTHER PARTY ARISING IN ANY WAY OUT OF THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (2) BE LIABLE TO THE OTHER PARTY FOR DAMAGES THAT EXCEED THE AMOUNT PAID OR PAYABLE BY SUCH PARTY TO THE OTHER PARTY, OR PAID OR PAYABLE BY THE OTHER PARTY TO SUCH PARTY (WHICHEVER THE CASE MAY BE) IN THE ONE (1) YEAR IMMEDIATELY PRECEDING THE CIRCUMSTANCE WHICH GAVE RISE TO THE CLAIM, EXCUDING ANY CLAIM(S) FOR NON-PAYMENT HEREUNDER. THE FOREGOING LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING IN THIS PARAGRAPH OR ELSEWHERE IN THIS AGREEMENT, THERE SHALL BE NO LIMIT ON THE INDEMNIFIED PARTIES’ OBLIGATIONS PURSUANT TO THE INDEMNIFICATION CLAUSE IN SECTION 7.

8.5)	Notices.

a)	Any and all notices or other communications or deliveries to be provided hereunder by Advisor to Turbo shall be in writing and delivered by facsimile, by electronic mail, or sent by an internationally recognized overnight courier service, addressed to Turbo Energy, S.A., Street Isabel la Catolica, 8, Door 51, Valencia, Spain 46004, Attn: Mariano Soria, Chief Executive Officer, e-mail address: mariasoria@turbo-e.com, with a copy which shall not constitute notice, to Louis A. Bevilacqua, Esq., Bevilacqua PLLC, 1050 Connecticut Ave., N.W., Suite 500, Washington, DC 20036, lou@bevilacquapllc.com, or to or such other facsimile number, e-mail address or address as Turbo may specify for such purposes by notice to the Advisor delivered in accordance with this Section 8.5.

b)	Any and all notices or other communications or deliveries to be provided hereunder by Turbo to the Advisor shall be in writing and delivered by facsimile, by electronic mail, or sent by an internationally recognized overnight courier service, addressed to Mr. Julian Groves, 10 Whittlebury Drive, Derby, UK. e-mail address: jgroves@turbo-e.com, with a copy which shall not constitute notice, to Mario Kranjac, Esq., Kranjac Tripodi & Partners LLP, 473 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, mkranjac@ktpllp.com, or to or such other facsimile number, e-mail address or address as Advisor may specify for such purposes by notice to Turbo delivered in accordance with this Section 8.5.

c)	Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. (New York City time) on any date, (ii) the next business day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (iii) the second business day following the date of mailing, if sent by an internationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

9)	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or otherwise transferred by any of the parties in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void.

10)	Governing Law. This Agreement and all rights and liabilities of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof. Each of the parties irrevocably submits to the exclusive jurisdiction and venue of the state or federal courts in New York County (Manhattan), New York for the adjudication of any dispute arising under or related to this Agreement or in connection with any transaction contemplated hereby and irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

11)	Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

12)	Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire understanding of each of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except with the prior written consent of the Turbo and the Advisor. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

13)	Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 10 (and, to the fullest extent permitted by law, each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

14)	Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or pdf signature (including, for example, a signature by DocuSign).

15)	Independent Contractor; No Fiduciary Duty. Turbo acknowledges and agrees that it is a sophisticated business enterprise and that the Advisor has been retained pursuant to this Agreement solely with respect to the matters set forth herein and shall not have any duties or obligations to Turbo except as expressly provided in this Agreement. the Advisor shall act as an independent contractor, and any duties of the Advisor arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to Turbo. Each party disclaims any intention to impose any fiduciary duty on the other in their respective capacities pursuant to this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TURBO ENERGY, S.A.

By:	/s/ Mariano Soria
Name:	Mariano Soria
Title:	Chief Executive Officer

JULIAN GROVES

/s/ Julian Groves
Name:	Julian Groves

EXHIBIT A

CASH FEES

At Turbo’s sole discretion, the Advisor will be entitled to receive quarterly cash bonuses in amounts to be determined solely by Turbo, and payable at a time to be determined by Turbo, if at all, for meeting and exceeding the following KPIs:

PHASE 1

Phase 1 Key Performance Indicators (KPI)

The Advisor shall work in collaboration with Turbo’s executive management team to establish the Company’s U.S. sales, logistical and technical infrastructure, allowing for the initiation and ongoing ramp-up of sales and support of Turbo Products installed in the U.S. In addition, the Advisor shall assist in the identification of qualified strategic business partners, clients and suppliers operating in the United States, which are capable of supporting U.S. sales of Turbo Products and providing best logistical and technical support practices and processes for Turbo’s U.S. operations, as more fully defined below:

●	Sales Operations: the Advisor shall identify and introduce to Turbo qualified prospects that shall include potential clients interested in purchasing Turbo Products, and service providers that are capable of generating sales of Turbo Products to their respective customers (collectively, the “Prospects”). Prospects shall include, but not be limited to, companies that generate commercial leads or operate call centers, major retailers that market photovoltaic self-consumption installations and real estate developers, among others.

●	Logistics and Technical Support Operations: The Advisor shall lead the initiative to identify qualified sources and solution providers capable of helping to ensure that Turbo establishes trusted and reliable services and processes in the United States that support the needs stemming from sales of Turbo Products. These services and processes will include:

o	Reception, storage and delivery of Turbo Products in the United States;

o	Installation, assembly and commissioning of Turbo Products at the user’s/customer's facility(ies);

o	Commercial and technical post-sale services providing for Management of commercial and technical post-sale services, including, but not limited to, final customer calls, coordinating visits and repairs in the event of potential product failures, and providing training to technicians who install or repair Turbo Products; and

o	Establishment of an American subsidiary to manage the daily business activities associated with Turbo’s U.S. operations, including conventional banking, billing, staffing/human resources, customer service and monthly financial and operational reporting to Turbo.

Any of these potential clients, sales services and operations suppliers, by themselves, do not constitute a value proposition capable of initiating the sales process in the United States. It is the combination of them that is expected to allow initiating sales while fulfilling the commitments that they themselves or the users of Turbo Products will demand from Turbo to reach commercial agreements.

In connection with assisting the Company establish and evolve the necessary U.S. operational infrastructure as described above, the Advisor shall endeavour to assist Turbo, through the delivery of the Services, to generate a minimum of US$250,000 (US$ two hundred and fifty thousand dollars) from collected sales of Turbo Products in the United States market stemming from prospects, business partners, and others first introduced to Turbo by him (“Collected Sales”).

Collected Sales shall be defined as any revenue from Turbo Product sales that has been properly contracted, invoiced by Turbo and the invoiced amounts paid and collected by Turbo from U.S. customers.

Phase 2 KPIs

During the one-year period beginning January 1, 2025 through December 31, 2025 (“Phase 2”), the Advisor shall endeavour to assist Turbo, through the delivery of the Services, a minimum of US$750,000 (US$ seven hundred and fifty thousand dollars) from Collected Sales of Turbo Products in the United States market stemming from prospects, business partners, and others first introduced to Turbo by him.

EQUITY CONSIDERATION

Additional Equity Consideration: Warrants. The Advisor will be issued warrants to purchase ADRs in up to two (2) tranches, subject to defined KPIs being achieved.

●	Tranche 1 – Phase 1

The Warrant will become exercisable for a number of Warrant Shares that is equal to 55,086 constituting 0.5% of the Company’s total outstanding ordinary shares as converted to ADSs that are issued and outstanding on the date hereof if and when the Phase 1 KPI is achieved as provided for in the Strategic Advisory Agreement.

●	Tranche 2 – Phase 2

The Warrant will become exercisable for a number of Warrant Shares that is equal to 55,086 constituting 0.5% of the Company’s total outstanding ordinary shares as converted to ADSs that are issued and outstanding on the date hereof if and when the Phase 2 KPI is achieved as provided for in the Strategic Advisory Agreement.

The Advisor agrees not to sell the ADRs acquired through exercise of any issued warrants until all sales objectives noted within this Permitted Scope of Services are achieved; or, if not all achieved or if the Agreement is terminated by Turbo, no less than two years following their original respective issuance dates.